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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*

RedEnvelope, Inc.
-------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
-------------------------------------------------------------------------------
(Title of Class of Securities)

75733R601
----------------------------------------
(CUSIP Number)

May 10, 2007
-------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

SEC 1745 (3-06)

Page 1 of 8 Pages

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CUSIP No. 75733R601
------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenhill Advisors, LLC
13-4153005
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2 Check the Appropriate Box if a Member of a Group (See Instruction)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Citizen or Place of Organization

Delaware
------------------------------------------------------------------------------------------------------------------------------
Number of 5 Sole Voting Power 1,164,912
---------------------------------------------------------------------------------------------------------
Shares

Beneficially 6 Shared Voting Power 0
---------------------------------------------------------------------------------------------------------
Owned by

Each 7 Sole Dispositive Power 1,164,912
---------------------------------------------------------------------------------------------------------
Reporting

Person With: 8 Shared Dispositive Power 0
------------------------------------------------------------------------------------------------------------------------------

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,164,912
------------------------------------------------------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [ ]
------------------------------------------------------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row (9)

12.1%
------------------------------------------------------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IA, HC

Page 2 of 8 Pages

------------------------------------------------
CUSIP No. 75733R601
------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenn J. Krevlin
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instruction)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Citizen or Place of Organization

United States
------------------------------------------------------------------------------------------------------------------------------
Number of 5 Sole Voting Power 1,164,912
---------------------------------------------------------------------------------------------------------
Shares

Beneficially 6 Shared Voting Power 0
---------------------------------------------------------------------------------------------------------
Owned by

Each 7 Sole Dispositive Power 1,164,912
---------------------------------------------------------------------------------------------------------
Reporting

Person With: 8 Shared Dispositive Power 0
------------------------------------------------------------------------------------------------------------------------------

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,164,912
------------------------------------------------------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [ ]
------------------------------------------------------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row (9)

12.1%
------------------------------------------------------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

HC

Page 3 of 8 Pages

------------------------------------------------
CUSIP No. 75733R601
------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenhill Capital Management, LLC
13-4146739
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instruction)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Citizen or Place of Organization

Delaware
------------------------------------------------------------------------------------------------------------------------------
Number of 5 Sole Voting Power 0
---------------------------------------------------------------------------------------------------------
Shares

Beneficially 6 Shared Voting Power 1,164,912
---------------------------------------------------------------------------------------------------------
Owned by

Each 7 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------
Reporting

Person With: 8 Shared Dispositive Power 1,164,912
------------------------------------------------------------------------------------------------------------------------------

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,164,912
------------------------------------------------------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [ ]
------------------------------------------------------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row (9)

12.1%
------------------------------------------------------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IA, HC

Page 4 of 8 Pages

------------------------------------------------
CUSIP No. 75733R601
------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenhill Capital LP
13-4149785
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instruction)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Citizen or Place of Organization

Delaware
------------------------------------------------------------------------------------------------------------------------------
Number of 5 Sole Voting Power 0
---------------------------------------------------------------------------------------------------------
Shares

Beneficially 6 Shared Voting Power 747,561
---------------------------------------------------------------------------------------------------------
Owned by

Each 7 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------
Reporting

Person With: 8 Shared Dispositive Power 747,561
------------------------------------------------------------------------------------------------------------------------------

9 Aggregate Amount Beneficially Owned by Each Reporting Person

747,561
------------------------------------------------------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [ ]
------------------------------------------------------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row (9)

7.8%
------------------------------------------------------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Page 5 of 8 Pages

Item 1(a)	Name of Issuer
RedEnvelope, Inc.

Item 1(b)	Address of Issuers Principal Executive Offices:
149 New Montgomery Street
San Francisco, California 94105

Item 2(a)	Name of Persons Filing:
Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Management, LLC and Glenhill Capital LP

Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC.  Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC.  Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital LP, a security holder of the issuer, and sole shareholder of Glenhill Capital Overseas GP, Ltd.  Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP, a security holder of the issuer.

Item 2(b)	Address of Principal Business Office or, if none Residence:
598 Madison Avenue, 12th Floor
New York, NY 10022

Item 2(c)	Citizenship:
See the response(s) to Item 4 on the attached cover page(s).

Item 2(d)	Title of Class of Securities:
Common Stock

Item 2(e)	CUSIP Number:
75733R601

Item 3	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Page 6 of 8 Pages

Item 4 Ownership

(a) Amount Beneficially owned:
See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of Class:
See the response(s) to Item 11 on the attached cover page(s).

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
See the response(s) to Item 5 on the attached cover page(s).

(ii) Shared power to vote or to direct the vote:
See the response(s) to Item 6 on the attached cover page(s).

(iii) Sole power to dispose or direct the disposition of:
See the response(s) to Item 7 on the attached cover page(s).

(iv) Shared power to dispose or direct the disposition of:
See the response(s) to Item 8 on the attached cover page(s).

Item 5 Ownership of five percent or less of a class.
Although this statement is being filed in order to provide notice of dissolution of a group of which the reporting persons previously were members, the reporting persons nonetheless continue to be the beneficial owners of more than five percent of the class of securities.

Item 6 Ownership of more than five percent on behalf of another person.
Not Applicable

Item 7 Identification and Classification of the Subsidiary which acquired the Security being reported by the Parent Holding Company.
Not Applicable

Item 8 Identification and Classification of Members of the Group.
Not Applicable

Item 9 Notice of Dissolution of Group.
See Exhibit 99.1 Notice of Dissolution of Group.

Item 10 Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 7 of 8 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:  May 21, 2007
GLENHILL ADVISORS, LLC

By: /s/ GLENN J. KREVLIN

Name: Glenn J. Krevlin
Title: Managing Member

GLENHILL CAPITAL MANAGEMENT, LLC

By: GLENHILL ADVISORS, LLC
Title: Managing Member

By: /s/ GLENN J. KREVLIN

Name: Glenn J. Krevlin
Title: Managing Member

/s/ GLENN J. KREVLIN

Name: Glenn J. Krevlin

GLENHILL CAPITAL LP

By: GLENHILL CAPITAL MANAGEMENT, LLC
General Partner

By: GLENHILL ADVISORS, LLC
Managing Member

By: /s/ GLENN J. KREVLIN

Name: Glenn J. Krevlin
Title: Managing Member

Page 8 of 8 Pages